RESTRICTED STOCK UNIT AWARD NO. _____

AGL RESOURCES INC.
AMENDED AND RESTATED OMNIBUS PERFORMANCE INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

This Agreement between AGL Resources Inc. (the “Company”) and the Recipient sets forth the terms of the Restricted Stock Units awarded under the above-named Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Name of Recipient: ________________________

Grant Date:                      ___________________________                                                                Number of Restricted Stock Units (RSUs):  ___________

Performance Measurement Period: [insert] through [insert]

Performance Measure: The performance measure for this Award relates to [insert], one of the performance measures enumerated in Section 5.3 of the Plan.

Conversion of RSUs to Restricted Shares: The RSUs shall be eligible to convert to an equal number of Restricted Shares if the Company's [insert performance measure] [meets or exceeds] [insert] (the “Performance Condition”).  No later than sixty (60) days after the end of the Performance Measurement Period (the “Certification Date”), the Committee shall determine whether the Company attained the Performance Condition, and, if so, certify such attainment.  The RSUs shall automatically convert to an equal number of Restricted Shares on the Certification Date provided that (i) the Performance Condition has been attained[, and (ii) that you have remained continuously employed through the Certification Date (unless and to the extent the employment condition has been waived as provided below)].

Forfeiture of RSUs; Termination of employment:   If the Performance Condition is not attained, then the RSUs shall be forfeited on the Certification Date.  In addition, if you terminate employment prior to the Certification Date for any reason other than death, Disability or Retirement, then all RSUs will be forfeited as of the date of your termination of employment.  If you terminate employment prior to the Certification Date by reason of death, Disability or Retirement, then, provided that the Performance Condition is attained, the RSUs shall convert to vested and non-forfeitable shares of Common Stock on the Certification Date on a pro rata basis, determined by dividing (i) the number of full months that have elapsed between the Grant Date and the date of your termination of employment, by (ii) the sum of the number of months in the Performance Period and the number of months in the vesting period that would have otherwise applied to Restricted Shares, as set forth below.  Any RSUs that do not become vested and nonforfeitable by reason of the preceding sentence shall be forfeited as of the Certification Date.

Restricted Shares: Unless the RSUs have been forfeited as provided above, Restricted Shares shall be issued to you within a reasonable period of time following the Certification Date.  “Restricted Shares” means those shares of Common Stock that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated.  Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered.  These restrictions shall apply to all shares of Common Stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Common Stock of the Company.

Vesting of Restricted Shares: The Restricted Shares shall become vested and non-forfeitable as follows: [insert]

Forfeiture of Restricted Shares; Termination of employment:   If you terminate employment for any reason other than death or Disability, then all Restricted Shares will be forfeited as of the date of your termination of employment.   If you terminate employment by reason of death or Disability, then the Restricted Shares shall vest and become non-forfeitable on a pro rata basis, determined with respect to the number of full months that have elapsed during the vesting period prior to the date of such termination of employment.  Any Restricted Shares that do not become vested and non-forfeitable by reason of the preceding sentence shall be forfeited as of the date of termination.

Change in Control:

RSUs. Notwithstanding the vesting provision above, in the event of a Change in Control of the Company, the RSUs shall convert to vested and non-forfeitable shares of Common Stock pursuant to Section 12.2 of the Plan: (a) on the effective date of a Change in Control, if the RSUs are not assumed or substituted by the Surviving Entity, or (b) on the date of your termination of employment by the Company without Cause or your resignation for Good Reason within two years following the Change in Control, if the RSUs are assumed or substituted by the Surviving Entity.  Such conversion and vesting will be based upon (i) an assumed attainment of the Performance Condition if the Change in Control or termination of employment, as applicable, occurs during the first half of the Performance Measurement Period, or (ii) the actual attainment of the Performance Condition measured as of the date of the Change in Control or as of the end of the calendar quarter immediately preceding the date of termination of employment, as applicable, if the Change in Control or termination of employment, as applicable, occurs during the second half of the Performance Measurement Period.  In either case, the payout shall be prorated based upon the length of time within the Performance Measurement Period that has elapsed prior to the date of the Change in Control or your termination of employment, as applicable.

Restricted Shares.  Notwithstanding the vesting provision above, in the event of a Change in Control of the Company, the Restricted Shares shall become vested and non-forfeitable pursuant to Section 12.2 of the Plan: (a) on the effective date of a Change in Control, if the Restricted Shares are not assumed or substituted by the Surviving Entity, or (b) on the date of your termination of employment by the Company without Cause or your resignation for Good Reason within two years following the Change in Control, if the Restricted Shares are assumed or substituted by the Surviving Entity.

Shareholder rights: You will have none of the rights of a shareholder with respect to the RSUs.  Upon conversion of the RSUs into Restricted Shares, you will have all of the rights of a shareholder, other than dividend rights.

Transferability: You may transfer the RSUs and Restricted Shares only by will or by the laws of descent and distribution.

Personnel Non-Solicitation.  In consideration of the benefits and promises set forth in this Agreement, Recipient agrees that, for a period of 12 months after termination of Recipient’s employment for any reason (whether voluntary or involuntary), Recipient will not, directly or indirectly, solicit, divert, or hire, or attempt to solicit, divert, or hire, any person who is at the time, or was within the 12 months preceding the solicitation or other action, employed or retained by the Company.

This Agreement is subject to the terms and conditions of the Plan.  You have received a copy of the Plan’s prospectus that includes a copy of the Plan.  By signing this agreement, you agree to the terms of the Plan and this Agreement, which may be amended only upon a written agreement signed by the Company and you.

This ____ day of __________, 2___

AGL RESOURCES INC.                                                                                                RECIPIENT:
Melanie M. Platt, Executive Vice President                                                                                                _____________________________________________